Accelerated Market Participation Securities with Partial Protection Linked to the S&P 500® Index Linked to the Russell 2000® Index Linked to the Dow Jones EURO STOXX 50® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
October 30, 2009
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities with Partial Protection. Each offering of securities will have the respective terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the relevant reference return is negative, lose up to 90% of your principal.

This free writing prospectus relates to three different offerings of securities, each linked to the performance of a specific index (each index, a “Reference Asset”). Each of the three offerings of securities is linked to a different index and each of the three securities has a different Maximum Cap. The performance of each offering of securities does not depend on the performance of any other offering of securities.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset as described below. Although each offering relates to the relevant Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the related securities. The following key terms relate to the offerings of securities:

Issuer:	HSBC USA Inc.
Issuer Rating	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security.
Reference Asset:	The relevant underlying index, as indicated below:
Underlying Index	Ticker	Upside Participation Rate	Buffer Value	Maximum Cap[1]	CUSIP / ISIN	Underwriting Discounts and Commissions per Security / Total[2]	Proceeds to HSBC USA Inc. per Security / Total[3]
The S&P 500® Index (“SPX”)	SPX	200%	-10%	13.50% to 18.00%	4042K0D28
The Russell 2000® Index (“RTY”)	RTY	200%	-10%	19.00% to 24.00%	4042K0D36
Dow Jones EURO STOXX 50® Index	SX5E	200%	-10%	16.00% to 21.00%	4042K0D44

[1] Expected with respect to each offering of securities.  The actual Maximum Cap for each offering of securities will be determined on the relevant Pricing Date  and, with respect to the securities linked to the SPX, will not be less than 13.50% or greater than 18.00%, with respect to the securities linked to the RTY, will not be less than 19.00% or greater than 24.00%, and with respect to the securities linked to the SX5E, will not be less than 16.00% or greater than 21.00%..
[2] HSBC or one of its affiliates will pay discounts and commissions of up to approximately $5.00 per $1,000 principal amount security. However, this approximation will be determined on the relevant Pricing Date and is subject to change.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.
[3] The proceeds to us will be determined on the relevant Pricing Date and will depend on the underwriting discounts and commissions and the additional fees we will pay.

Trade Date:	November 20, 2009
Pricing Date:	November 20, 2009 for the securities linked to the SPX and the RTY. November 23, 2009 for the securities linked to the SX5E.
Original Issue Date:	November 25, 2009
Final Valuation Date:	February 22, 2011. The Final Valuation Date is subject to adjustment as described under “Specific Terms of the Securities — Market Disruption Events” in the accompanying product supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be February 25, 2011.  The maturity date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the relevant Reference Return is greater than zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the relevant Reference Return is less than the Buffer Value, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Reference Return:	With respect to each Underlying Index, the quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	The Official Closing Level of the relevant Reference Asset on the relevant Pricing Date.
Final Level:	The Official Closing Level of the relevant Reference Asset on the Final Valuation Date.
Official Closing Level:
The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent and displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX<Index>”, with respect to the RTY, “RTY <Index>” and with respect to the SX5E, “SX5E <Index>” or, for each security’s underlying index, any successor page on Bloomberg Professional® service or any successor service, as applicable.)

Form of securities:	Book-Entry.
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

Investment in any of the three offerings of securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  We may use this free writing prospectus in the initial sale of securities.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement related to this free writing prospectus is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

October 30, 2009

GENERAL

This free writing prospectus relates to three separate security offerings, each linked to a different Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although each offering of securities relates to a Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, and the product supplement dated April 9, 2009.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Payment at Maturity

On the maturity date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the maturity date, per $1,000 principal amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).

 If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Value, you will receive $1,000 per $1,000 principal amount of securities (zero return).

If the relevant Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 principal amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]

Under these circumstances, you will lose 1% of the principal amount of your securities for each percentage point that the Reference Return is below the Buffer Value.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the principal amount.  You should be aware that if the relevant Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

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Interest

The securities will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

With respect to securities linked to the SPX, Standard and Poor’s Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc., is the reference sponsor.  With respect to securities linked to RTY, the Russell Investment Group is the reference sponsor. With respect to securities linked to the SX5E, STOXX Limited is the reference sponsor.

INVESTOR SUITABILITY
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the relevant Reference Asset and you believe the level of such Reference Asset will increase over the term of the securities.
♦    You are willing to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity. The actual Maximum Cap for each offering of securities will be determined on the relevant Pricing Date.
♦    You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is less than -10%.
♦    You are willing to forego dividends or other distributions paid to holders of stocks comprising the relevant Reference Asset.
♦    You do not seek current income from your investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are willing to hold the securities to maturity.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.
♦    You are unwilling to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.  The actual Maximum Cap for each offering of securities will be determined on the relevant Pricing Date.
♦    You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is below -10%.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends or other distributions paid on any stocks comprising the relevant Reference Asset.
♦    You seek current income from your investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the relevant Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances” and

•	“—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your Investment in the Securities May Result in a Loss.

You will be exposed to the decline in the Final Level from the Initial Level beyond the Buffer Value of -10%.  Accordingly, if the relevant Reference Return is less than -10%, your payment at maturity will be less than the principal amount of your securities.  YOU MAY LOSE UP TO 90% OF YOUR INVESTMENT AT MATURITY.

The Appreciation on the Securities is Limited By the Relevant Maximum Cap.

 You will not participate in any appreciation in the level of the relevant Reference Asset (as magnified by the Upside Participation Rate) beyond the relevant Maximum Cap.  The Maximum Cap (to be determined on the relevant Pricing Date) will not be less than 13.50% or greater than 18.00% with respect to securities linked to the SPX, will not be less than 19.00% or greater than 24.00% with respect to securities linked to the RTY, and will not be less than 16.00% or greater than 21.00% with respect to securities linked to the SX5E. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RELEVANT MAXIMUM CAP.

Credit Risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The Securities Will Not Bear Interest.

As a holder of the securities, you will not receive periodic interest payments.

Changes that Affect the Relevant Reference Asset Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

The policies of the reference sponsor of the relevant Reference Asset concerning additions, deletions and substitutions of the constituents comprising such Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such Reference Asset may affect the level of such Reference Asset.  The policies of the reference sponsor with respect to the calculation of the relevant Reference Asset could also affect the level of such Reference Asset.  The reference sponsor may discontinue or suspend calculation or dissemination of its relevant Reference Asset.  Any such actions could affect the value of the securities.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

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The Securities are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Certain Built-In Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity.

While the payment at maturity described in this free writing prospectus is based on the full principal amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

Lack of Liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential Conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Risks Relating to an Investment in the Securities Linked to the RTY

There are Risks Associated with Small Capitalization Stocks.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

There are Risks Associated with Foreign Securities Markets.

Because stocks or companies included in the Dow Jones EURO STOXX 50® Index are publicly traded in the applicable foreign countries in the Eurozone and are denominated in European Union euros, investments in the notes involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those

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markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the relevant Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the relevant Reference Asset on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your securities are linked.  You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Asset. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The table below illustrates the payment at maturity on a $1,000 investment in securities for a hypothetical range of performance for the relevant Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the relevant Reference Asset to which your securities are linked or return of the securities.

The following table and examples assume the following:
•	Principal Amount:	$1,000
•	Upside Participation Rate:	200%
•	Buffer Value:	-10%
•	Hypothetical Initial level:	1,050.00
•	Hypothetical Maximum Cap:
13.50% (The actual Maximum Cap for each offering of securities will be determined on the relevant Pricing Date and, with respect to the securities linked to the SPX, will not be less than 13.50% or greater than 18.00%, with respect to the securities linked to the RTY, will not be less than 19.00% or greater than 24.00%, and with respect to the securities linked to the SX5E, will not be less than 16.00% or greater than 21.00%.)

The actual Initial Level and Maximum Cap pertaining to each offering of securities will be determined on the relevant Pricing Date.

Hypothetical Final level	Hypothetical Reference Return	Hypothetical Total Return
2,100.00	100.00%	13.50%
1,995.00	90.00%	13.50%
1,890.00	80.00%	13.50%
1,785.00	70.00%	13.50%
1,680.00	60.00%	13.50%
1,575.00	50.00%	13.50%
1,470.00	40.00%	13.50%
1,365.00	30.00%	13.50%
1,260.00	20.00%	13.50%
1,207.50	15.00%	13.50%
1,155.00	10.00%	13.50%
1,120.88	6.75%	13.50%
1,102.50	5.00%	10.00%
1,071.00	2.00%	4.00%
1,060.50	1.00%	2.00%
1,050.00	0.00%	0.00%
1,039.50	-1.00%	0.00%
1,029.00	-2.00%	0.00%
997.50	-5.00%	0.00%
945.00	-10.00%	0.00%
892.50	-15.00%	-5.00%
840.00	-20.00%	-10.00%
735.00	-30.00%	-20.00%
630.00	-40.00%	-30.00%
525.00	-50.00%	-40.00%
420.00	-60.00%	-50.00%
315.00	-70.00%	-60.00%
210.00	-80.00%	-70.00%
105.00	-90.00%	-80.00%
0.00	-100.00%	-90.00%

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The following examples indicate how the final settlement value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1:  The level of the relevant Reference Asset increases from the Initial Level of 1,050.00 to a Final Level of 1,102.50.

Reference Asset
Initial level	1,050.00
Final level	1,102.50
Reference Return	5.00%
Final Settlement Value:	$1,100.00

Here, the relevant Reference Return is 5.00%.  Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + ($1,000 × Reference Return × Upside Participation Rate)
= $1,000 + ($1,000 × 5.00% × 200%)
= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the relevant Reference Return multiplied by 200% when such Reference Return is positive and if such amount is equal to or less than the relevant Maximum Cap.

Example 2:  The level of the relevant Reference Asset increases from the Initial Level of 1,050.00 to a Final Level of 1,155.00.

Reference Asset
Initial level	1,050.00
Final level	1,155.00
Reference Return	10.00%
Final Settlement Value:	$1,135.00

Here, the relevant Reference Return is 10.00%.  Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,135.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + ($1,000 × Maximum Cap)
= $1,000 + ($1,000 × 13.50%)
= $1,135.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the relevant Reference Return is positive and if such Reference Return multiplied by 200% exceeds the relevant Maximum Cap.

Example 3:  The level of the relevant Reference Asset decreases from the Initial Level of 1,050.00 to a Final Level of 997.50.

Reference Asset
Initial level	1,050.00
Final level	997.50
Reference Return	-5.00%
Final Settlement Value:	$1,000.00

Here, the relevant Reference Return is -5.00%. Because the relevant Reference Return is negative but greater than or equal to the Buffer Value, the Final Settlement Value would be $1,000.00 per $1,000 principal amount of securities (a zero return).

Example 3 shows that you will receive the return of your principal investment where the level of the relevant Reference Asset declines by no more than 10% over the term of the securities.  Nonetheless, the receipt of only the principal amount at maturity may be less than the return that you would have received from a conventional debt security.

Example 4:  The level of the relevant Reference Asset decreases from the Initial Level of 1,050.00 to a Final Level of 735.00.

Reference Asset
Initial level	1,050.00
Final level	735.00
Reference Return	-30.00%
Final Settlement Value:	$800.00

Here, the Reference Return is -30.00%.  Because the Reference Return is less than the Buffer Value of -10%, the Final Settlement Value would be $800.00 per $1,000 principal amount of securities calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)]
= $1,000 + [$1,000 × (-30.00% + 10%)]
= $800.00
Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Amount of -10%.  YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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INFORMATION RELATING TO THE SECURITIES LINKED TO THE S&P 500® INDEX

The disclosure relating to the S&P 500® Index contained on pages FWP-9 through FWP-10 relates only to the offering of securities linked to the S&P 500® Index.

Description of the S&P 500® Index (“SPX”)

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the SPX or any of the securities comprising the SPX or any other underlying index.  All disclosures contained in this free writing prospectus regarding the SPX, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the SPX or any constituent included in the SPX.  You should make your own investigation into the SPX.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The SPX

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services llc, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX.

The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of September 30, 2009, 409 companies, or 80.7% of the market capitalization of the SPX, traded on the New York Stock Exchange (the “NYSE”) and 91 companies, or 19.3% of the market capitalization of the SPX, traded on The Nasdaq Stock Market.  S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the SPX with the number of companies included in each group, as of September 30, 2009, indicated in parentheses: Industrials (56), Utilities (35), Telecommunication Services (9), Materials (30), Information Technology (76), Energy (40), Consumer Staples (41), Consumer Discretionary (80), Health Care (54) and Financials (79).  Changes in the APX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.  The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

S&P currently computes the SPX as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);
(ii)	the market values of all component stocks as of that time are aggregated;
(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v)	the current aggregate market value of all component stocks is divided by the base value; and
(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the SPX.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

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•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,
•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the SPX, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and the SPX component’s market value.

License Agreement with Standard & Poor’s:

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P without regard to HSBC or the securities.  S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 2, 2004 through October 29, 2009.  The closing level for the SPX on October 29, 2009 was 1,066.11. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

Historical Performance of the S&P 500® Index

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the SPX closing level on the Final Valuation Date. We cannot give you assurance that the performance of the SPX will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

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INFORMATION RELATING TO THE SECURITIES LINKED TO THE RUSSELL 2000® INDEX

The disclosure relating to the Russell 2000® Index contained on pages FWP-11 through FWP-13 relates only to the offering of securities linked to the Russell 2000® Index.

Description of the Russell 2000® Index (“RTY”)

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the RTY or any of the securities comprising the RTY or any other underlying index.  All disclosures contained in this free writing prospectus regarding the RTY, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the RTY or any constituent included in the RTY.  You should make your own investigation into the RTY.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The RTY

We have derived all information relating to the RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group.  Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

Russell Investment Group publishes the RTY.

The Russell 2000® Index (“RTY”) is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RTY.  Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RTY.  Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in RTY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.  Real-time dissemination of RTY began on January 1, 1987.

Computation of RTY

RTY is a capitalization-weighted index.  RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RTY on the base date of December 31, 1986.  The most recently traded price for a security will be used in determining RTY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RTY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which RTY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RTY.

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 Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings.  Other sources are used in cases of missing or questionable data.

 The following types of shares considered unavailable for the purposes of capitalization determinations:

ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

Corporate cross-owned shares – when shares of a company in RTY are held by another company also in RTY, this is considered corporate cross-ownership.  Any percentage held in this class will be adjusted;

Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding.  However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

“No Replacement” Rule – Securities that leave RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced.  Therefore, the number of securities in RTY will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RTY at the open of trading on the ex-date using the previous day's closing prices.

When acquisitions or mergers take place within RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RTY.  Shares are updated for the acquiring stock at the time the transaction is final.  Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

Deleted Stocks – When deleting stocks from RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price.  Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange.  There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RTY at the latest reconstitution.

Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.  Market adjustments will be made using the returns of the Russell 3000® Index.  Eligible companies will be added to RTY using their industry's average style probability established at the latest constitution.

 In order for a company to be added to RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

 Each month, RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RTY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

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 License Agreement with Russell Investment Group

 We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates).  Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  Russell Investment Group makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of RTY to track general stock market performance.  Russell Investment Group has no relationship to HSBC other than the licensing of RTY and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the securities.  Russell Investment Group has no obligation to take the needs of HSBC or the owners of the securities into consideration in determining, composing or calculating RTY.  Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  Russell Investment Group has no liability in connection with the administration, marketing or trading of the securities.

Russell Investment Group is under no obligation to continue the calculation and dissemination of RTY and the method by which RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group.  No inference should be drawn from the information contained in this free writing prospectus that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of RTY to track general stock market performance.  Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating RTY.  Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the securities or in the determination or calculation of the equation by which the securities are to be settled in cash.  Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the securities.  The use of and reference to RTY in connection with the securities have been consented to by Russell Investment Group.

 Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of RTY.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 2, 2004 through October 29, 2009.  The closing level for the RTY on October 29, 2009 was 580.22. We obtained the closing levels below from Bloomberg Professional® Service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® Service.

Historical Performance of the Russell 2000® Index

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the RTY closing level on the Final Valuation Date. We cannot give you assurance that the performance of the RTY will result in any return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

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INFORMATION RELATING TO THE SECURITIES LINKED TO THE DOW JONES EURO STOXX 50® INDEX

The disclosure relating to the Dow Jones EURO STOXX 50® Index contained on pages FWP-14 through FWP-17 relates only to the offering of securities linked to the Dow Jones EURO STOXX 50® Index.

Description of the Dow Jones EURO STOXX 50® Index (“SX5E”)

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the SX5E or any of the securities comprising the SX5E or any other underlying index.  All disclosures contained in this free writing prospectus regarding the SX5E, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the SX5E or any constituent included in the SX5E.  You should make your own investigation into the SX5E.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The SX5E

We have derived all information relating to the SX5E, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, STOXX Limited (“SX5E”).  STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

STOXX Limited Publishes the Index.

 The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company (“Dow Jones”) and SWX Group.  Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991.  The SX5E is reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SX5E” and on the STOXX Limited website.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

SX5E Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.  The component stocks represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August.  The component stocks are announced the first trading day in September.  Changes to the component stocks are implemented on the third Friday of each quarter end and are effective the following trading day.  Changes in the composition of the SX5E are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index.

Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization.  Weights are reviewed quarterly.  Within each of the SX5E market sector indices, the component stocks are ranked by free-float market capitalization.  The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index.  If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.  Any remaining stocks that are current SX5E components are added to the selection list.  The stocks on the selection list are ranked by free-float market capitalization.  In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components.  Any remaining current components of the SX5E ranked between 41 and 60 are added as index components.  If the component number is still below 50, then the largest stocks on the selection list are added until the Dow Jones EURO STOXX 50® Index contains 50 stocks.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the SX5E
divisor of the SX5E

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The “free float market capitalization of the SX5E” is equal to the sum of the products of the market capitalization and free float factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of SX5E values despite changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

1) Special cash dividend: Adjusted price = closing price – dividend announced by the company × (1 – withholding tax) Divisor: decreases	(2) Split and reverse split: Adjusted price = closing price × A/B New number of shares = old number of shares × B/A Divisor: no change
(3) Rights offering: Adjusted price =(closing price × A + subscription price × B) / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: increases	(4)Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: no change
(5) Stock dividend of another company: Adjusted price =(closing price × A - price of other company × B) / A Divisor: decreases
(6)    Return of capital and share consideration:
Adjusted price =(closing price - dividend announced by company × (1-withholding tax)) × A / B
New number of shares = old number of shares × B / A
Divisor:  decreases

(7)    Repurchase shares / self tender:
Adjusted price =((price before tender × old number of shares) - (tender price × number of tendered shares)) / (old number of shares - number of tendered shares)
New number of shares =old number of shares – number of tendered shares
Divisor:  decreases

(8) Spin-off: Adjusted price =(closing price × A - price of spun-off shares *B) / A Divisor: decreases
(9)    Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):
Adjusted price =(closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × (1 + C / A))
New number of shares =old number of shares × ((A + B) × (1 + C / A)) / A
Divisor:  increases

- If stock distribution is applicable after rights offering (one action applicable to other):
Adjusted price = (closing price × A + subscription price × C) / ((A + C) × (1 + B / A))
New number of shares =old number of shares × ((A + C) × (1 + B / A))
Divisor:  increases

- Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price × A + subscription price × C) / (A + B + C)
New number of shares = old number of shares × (A + B + C) / A
Divisor:  increases

 License Agreement with STOXX Limited

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the securities.

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 The securities are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”).  STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the securities.  STOXX Limited makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in structured products generally or in the securities particularly, or the ability of the SX5E to track general stock market performance.  STOXX Limited has no relationship to HSBC other than the licensing of the SX5E and the related trademarks for use in connection with the securities, which index is determined, composed and calculated by STOXX Limited without regard to HSBC or the securities.  STOXX Limited has no obligation to take HSBC’s needs or the needs of the owners of the securities into consideration in determining, composing or calculating the SX5E.  STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  STOXX Limited has no liability in connection with the administration, marketing or trading of the securities.

 STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE SX5E OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE SX5E OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SX5E OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THE LICENSING AGREEMENT BETWEEN HSBC AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE SECURITIES OR ANY THIRD PARTIES.

 STOXX Limited and Dow Jones have no relationship to HSBC, other than the licensing of the SX5E and the related trademarks for use in connection with the securities.

 STOXX Limited and Dow Jones do not:

•	Sponsor, endorse, sell or promote the securities.
•	Recommend that any person invest in the securities or any other notes.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities.
•	Have any responsibility or liability for the administration, management or marketing of the securities.
•	Consider the needs of the securities or the owners of the securities in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited and Dow Jones will not have any liability in connection with the securities. Specifically,

•	STOXX Limited and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:
•	The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	The accuracy or completeness of the SX5E and its data;
•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX Limited and Dow Jones will have no liability for any errors, omissions or interruptions in the SX5E and its data;
•
Under no circumstances will STOXX Limited or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or Dow Jones knows that they might occur.

The licensing agreement between STOXX Limited and HSBC is solely for their benefit and not for the benefit of the owners of the securities or any other third parties.

THE SX5E IS PROPRIETARY AND COPYRIGHTED MATERIAL.  THE SX5E AND THE RELATED TRADEMARKS HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY HSBC NEITHER STOXX LIMITED NOR DOW JONES & COMPANY, INC. SPONSORS, ENDORSES OR PROMOTES THE SECURITIES BASED ON THE SX5E.

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Historical Performance of SX5E

The following graph sets forth the historical performance of the SX5E based on the historical closing levels from January 2, 2004 through October 29, 2009.  The closing level for the SX5E on October 29, 2009 was 2,824.78. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the SX5E will result in the return of any of your initial investment in excess of $100 per $1,000 principal amount of securities.

Historical Performance of the Dow Jones EuroStoxx 50® Index

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ADDITIONAL TERMS RELATING TO THE SECURITIES

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means, with respect to an index, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

 (i)           Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security included in the relevant reference asset then constituting 20% or more of the level of such reference asset or (B) in futures or options contracts relating to the relevant reference asset on any related exchange; or

 (ii)           Any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any component security included in the relevant reference asset then constituting 20% or more of the level of such reference asset or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant reference asset on any relevant related exchange; or

 (iii)           The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

SUPPLEMENTAL PLAN OF DISTRIBUTION  (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker dealers or will offer the securities directly to investors. HSBC Securities (USA) Inc., for any securities it sells directly to investors, and such other registered broker dealers will receive discounts and commissions of approximately $0.00 to $5.00 for each $1,000 principal amount of securities (calculated as if the securities were to price today). HSBC or one of its affiliates will give an additional discount or commission up to $5.00 for each $1,000 principal amount of securities, to be determined on the relevant Pricing Date, to certain registered broker dealers, or their affiliates, in each case, for each $1,000 principal amount of securities sold through such broker dealer.  An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid forward or other executory contract with respect to the relevant Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a security as a pre-paid forward or other executory contract with respect to the relevant Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the relevant Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the relevant Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Assets and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the relevant Reference Asset is or becomes a PFIC or a USRPHC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Accelerated Market Participation Securities Linked to the
S&P 500® Index

$   Accelerated Market Participation Securities Linked to the
Russell 2000® Index

$   Accelerated Market Participation Securities Linked to the Dow Jones EURO STOXX 50® Index

October 30, 2009

FREE WRITING
PROSPECTUS

TABLE OF CONTENTS
Free Writing Prospectus
General	2
Investor Suitability	3
Risk Factors	4
Illustrative Examples	7
Information Relating to the Securities Linked to the S&P 500® Index	9
Information Relating to the Securities Linked to the Russell 2000® Index	11
Information Relating to the Securities Linked to the Dow Jones EURO STOXX 50® Index	14
Additional Terms Relating to the Securities	18
Supplemental Plan of Distribution (Conflicts of Interest)	18
Certain U.S. Federal Income Tax Considerations	18
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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